                                                                   EXHIBIT 10.41


CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY {***}. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                  CONFIDENTIAL

                               AAIRPASS AGREEMENT

      This AAirpass Agreement, dated as of the date set forth below, is made by and between American Airlines, Inc., a Delaware corporation, having its principal place of business at 4333 Amon Carter Boulevard, Fort Worth, Texas 76155 ("American"), and Midway Airlines Corporation, a Delaware corporation, having its principal place of business at 300 W. Morgan Street, 12th Floor, Durham, North Carolina 27701 ("Carrier").

      In consideration of the mutual covenants and promises in this Agreement, American and Carrier hereby agree as follows:

Section 1. Supplemental Definitions

      In addition to the definitions set forth elsewhere in this Agreement, for all purposes of this Agreement, the following capitalized terms shall have the following meanings:

      "AAdvantage Agreement" means the AAdvantage Participating Carrier Agreement between American and Carrier dated January 18, 1995.

      "AAirpass" means American's AAirpass program under which individuals ("members") may purchase travel on American for various periods, for example, 2 years, 5 years and lifetime.

      "AAirpass Carriage" means Carrier's carriage of AAirpass members and their companions in accordance with the terms of this Agreement.

      "Actual Miles" means the United States Department of Transportation approved non-stop mileage between origination and destination cities.

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, "control" (including, without limitation "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise.

      "Agreement" means this AAirpass Agreement, as it may, from time to time, be amended or modified in writing in accordance herewith.

      "Applicable Law" means all applicable laws of any jurisdiction, including, without limitation, securities laws, tax laws, tariff and trade laws, ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Competent Authority and the rules, regulations, orders, interpretations, licenses and permits of any Competent Authority.

      "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Fort Worth, Texas are required or authorized by law, regulation or executive order to close.

      "Carrier Flight" means (i) any on-line, regularly scheduled, passenger air travel service operated by Carrier under the Carrier designator code on any O&D city pair that includes RDU as a connecting point, origination point or destination point, including the O&D city pairs specified on Attachment A, and
(ii) any Codeshare Flight specified on Attachment A, if any.

      "Codeshare Flight" means a flight operated by a third party air carrier providing regularly scheduled, commercial passenger air transportation services and marketed under Carrier's "JI" designator code.

      "Competent Authority" means any national, federal, state, county, local or municipal government body, bureau, commission, board, board of arbitration, instrumentality, authority, agency, court, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) having jurisdiction over this Agreement or any of the parties to this Agreement.

      "First Class" means a class of service higher and better than coach class on an aircraft which offers two distinct classes of service, regardless of the actual name Carrier may assign to such higher class of service.

      "O&D" when used in the context of city pairs means origination and destination.

      "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, group or government, or any group, agency, authority or political subdivision thereof.

      "RDU Sublease" means that certain Agreement of Sublease, dated as of January 18, 1995, by and between American and Carrier.

      "Upgrade Sticker" means a sticker (i) issued by American to AAirpass members, on either a complimentary basis or for consideration, which complies with such other requirements as American may provide to Carrier at the time Carrier introduces a First Class service, and (ii) which sticker may be exchanged by a AAirpass member at the time of check-in for a reserved or instantaneous (depending on the sticker) one-class class of service upgrade from coach class on, among other flights designated by American, any Carrier flight with more than one class of service, or any two or more such Carrier Flights to be flown consecutively under a single flight coupon. American may discontinue the use of Upgrade Stickers by AAirpass members at any time at its discretion.

Section 2. AAirpass Carriage; Price and Terms

      a. Reservations/Acceptance. American hereby grants to Carrier the right to carry AAirpass members and their companions on Carrier Flights in accordance with this Agreement. Carrier hereby accepts such grant and agrees to book AAirpass Carriage in Y class in Carrier's seat inventory (or whatever class is Carrier's highest coach class seat inventory) on Carrier


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

Flights. If a coach seat is available for sale on a Carrier Flight at the time an AAirpass member wishes to book a reservation for the member and, if applicable, a companion, Carrier must book and accept AAirpass Carriage for such AAirpass member and companion, if applicable. On each Carrier Flight that Carrier has a First Class service, Carrier agrees to book AAirpass Carriage in F class in Carrier's seat inventory (or whatever class is Carrier's highest First Class seat inventory) on Carrier Flights for any AAirpass member and companion, if applicable, who wishes to book First Class. If a First Class seat is available for sale on a Carrier Flight at the time an AAirpass member wishes to book a First Class reservation for the member and, if applicable, a companion, Carrier must book and accept First Class AAirpass Carriage for such member and companion, if applicable. Carrier shall engage in AAirpass Carriage only with respect to a Carrier Flight.

      b. Carrier New Routes; Discontinued Routes

            i. In the event that Carrier desires to introduce a new Codeshare Flight, which is not included in Attachment A of this Agreement, Carrier may request, in writing, that such new Codeshare Flight be eligible as a Carrier Flight under this Agreement and added to Attachment A. American shall have thirty (30) days from the receipt of the request to evaluate Carrier's request and American shall, at its sole discretion, decide whether or not to add the Codeshare Flight to Attachment A, and under what conditions (including, without limitation, if an addition to Attachment A, what price will be paid by American for AAirpass Carriage by Carrier on such Codeshare Flight); if American approves Carriers request, such Codeshare Flight shall be made subject to this Agreement upon such new or additional terms as the parties shall agree in writing. Neither party, however, shall be obligated to make any additions to Attachment A to this Agreement or to agree to terms applicable to such additions.

            ii. In the event Carrier introduces new Carrier-operated service on an O&D city pair or to a destination, or a new Codeshare Flight, which is not included in Attachment A of this Agreement, Carrier shall promptly give American written notice thereof.

            iii. Notwithstanding anything to the contrary in this Agreement, Carrier shall have the right at any time, in its sole judgment and discretion, to cease to operate service on any Carrier Flight; provided however, that Carrier shall provide American at least sixty (60) days prior written notice of the scheduled termination and the termination date for service. For the purposes of this Section 2b.iii, the off-season suspension of seasonal service, which service has not otherwise been permanently terminated, shall not be considered a cessation of service for which notice must be given.

      c. Price. American shall pay Carrier for each of the Actual Miles of (i) coach class AAirpass Carriage, 22.25(cents) and (ii) First Class AAirpass Carriage booked in F inventory, 30.03(cents). As an example, Attachment A shows the payment (each way) to be made by American to Carrier for coach class and First Class AAirpass Carriage booked in F inventory on a Carrier Flight. American shall pay Carrier based upon the Actual Miles between the origin and final destination cities for AAirpass Carriage that is a RDU through flight or a RDU connecting flight and not based upon the Actual Miles between RDU and the origin and destination cities. All payments above 50(cents) shall be rounded to the next higher dollar and all payments of 50(cents) or less shall be rounded to the next lower dollar.

      d. Companion Travel. Certain AAirpass members have a companion feature, as designated by a "C" in the three digit code on the AAirpass card. If the code has a "C" in it, companion travel is allowed, whereby the AAirpass member is allowed to take one companion per flight, provided that the companion is included in the same reservation and is traveling the same itinerary as the AAirpass member. If the three digit code does not have a "C" in it, companion travel is not allowed. For companion travel that complies with the foregoing rules, Carrier shall issue the companion an AAirpass flight coupon imprinted with the AAirpass member's card. For companion travel that complies with the foregoing rules, American shall pay Carrier for the companion's travel in the same manner and at the same rate as the AAirpass member.

      e. Reaccommodation. If an AAirpass member has a confirmed reservation on a Carrier Flight and Carrier cancels such flight for any reason, Carrier will be responsible for accommodating the AAirpass member and companion travelling on an AAirpass flight coupon, if applicable, on another air carrier at Carrier's expense (in the same manner as any other revenue passenger of Carrier). In such instance, American will pay Carrier based on the original AAirpass flight coupon issued for travel on Carrier.

      f. Pre-Boarding. Carrier shall offer AAirpass members pre-boarding on all Carrier Flights. Carrier agents will include AAirpass members in Carrier's pre-board announcement.

      g. Upgrade Stickers. On each Carrier Flight that Carrier has a First Class service, and for as long as American permits AAirpass members to use Upgrade Stickers, Carrier will accept all Upgrade Stickers and upgrade the member tendering such Upgrade Sticker by one class of service for Carrier Flights with First Class service, if space is available, pursuant to the procedures stated in or established pursuant to the AAdvantage Agreement and subject to the other terms and conditions, including American's obligation to pay Carrier for such acceptance, as stated in the AAdvantage Agreement.

      h. Offset. If at any time any monies are past due and owing from Carrier to American under the RDU Sublease, the AAdvantage Agreement or any other agreement between Carrier and American or American's Affiliates, American may withhold any monies it may owe to Carrier pursuant to this Agreement and may apply all or a portion of such withheld monies in partial offset and satisfaction (or, if such withheld monies are sufficient, in total offset and satisfaction) of the monies owed to American or American's Affiliates under the RDU Sublease, the AAdvantage Agreement or such other agreements; provided, however, that American shall give written notice to Carrier immediately upon taking such action, which notice shall include a statement of the amounts so offset.

      i. On-Board Amenities. If the AAirpass member identifies himself/herself to Carrier as an AAirpass member and presents his/her AAirpass card to Carrier, Carrier will offer AAirpass members traveling in coach complimentary drinks and complimentary headsets if/when Carrier offers headsets on-board its flights.

      j. Ticketing. AAirpass flight coupons may be issued at a Carrier ATO or via a travel agency. Carrier and Carrier's handling agents must accept only those AAirpass flight coupons that are properly completed with the following information: passenger name, airline code (Carrier) and flight number, class of service and date. The passenger must sign the flight coupon and the AAirpass member must present the AAirpass card with one form of identification. Carrier shall check this identification. Carrier shall validate with the AAirpass card the flight coupon of the member and also the companion, if a companion may travel with the member in accordance with the terms of
Section 2d hereof. American reserves the right not to pay Carrier for AAirpass Carriage if Carrier or Carrier's handling agents accepted improperly completed flight coupons for such AAirpass Carriage or if the ticketing procedures set forth herein are not properly followed with respect to such AAirpass Carriage and in each such case American is therefore unable to properly account for the flight coupons under the AAirpass program after making reasonable efforts to do so.

      k. Post Departure Procedures. Carrier shall separate AAirpass flight coupons from the normal ticket lift and shall give such flight coupons daily to the Carrier station manager in each station. The Carrier station managers in all cities except RDU shall forward the AAirpass flight coupons a minimum of two times per week to the Carrier station manager in RDU. On each Tuesday, the Carrier station manager in RDU shall send AAirpass flight coupons from the previous week's (Sunday through Saturday) flights via Federal Express to American in Barbados at the following address:

         Caribbean Data Services - LIST PREP
         Harbour Industrial Park
         Harbour Road
         St. Michael, Barbados
         West Indies
         Attention:  Mary Anne Artilles

      l. Payment Procedures. Carrier shall submit all lifted AAirpass Carriage flight coupons to American each month in a single batch. To be eligible for payment, a lifted flight coupon must be submitted not later than the second calendar month immediately following the month that the AAirpass travel (one way) was completed. For example, if the first leg of an AAirpass Carriage BOS-RDU roundtrip itinerary is completed May 31, Carrier shall submit to American the lifted flight coupon for BOS-RDU not later than the batch of lifted flight coupons submitted in July. American shall pay Carrier for AAirpass Carriage not later than thirty (30) days after receipt of lifted flight coupons. American reserves the right not to pay Carrier for AAirpass Carriage flight coupons that are not submitted within the time frame specified above. Payment from American to Carrier will be via wire transfer or other means acceptable to both parties. In the event the date for any payment required under this Agreement is not a Business Day, such payment shall be due and payable on the next succeeding Business Day. Not later than thirty (30) days following the end of each month, American will send to Carrier (for audit purposes) a report in a form acceptable to both parties of such month's AAirpass Carriage. This report will be sent to the following address:

         Controller
         Midway Airlines Corporation
         300 W. Morgan Street, 12th Floor
         Durham, North Carolina 27701

      m. Use of Names. Neither party hereto shall use the name of the other party (or any of its Affiliates), or any trademark, service mark, or trade name of the other party (or of any of its


                                       5                            CONFIDENTIAL

Affiliates) in any art work, copy, advertising, promotional materials, direct mail, press releases, newsletters or other public or promotional communications, or any other publicity to be issued in connection with the AAirpass program without first obtaining the other party's written consent. Each party hereto (a "Referenced Party") shall have the right to review and approve or disapprove, prior to publication, the portion of any and all art work, copy, advertising, promotional materials, direct mail, press releases, newsletters or other public or promotional communications, or any other publicity published, circulated, distributed or otherwise communicated by the other party hereto (or at its direction or authorization) in connection with the AAirpass program that names or references the Referenced Party (or any of its Affiliates) or this Agreement, or uses any trademark, service mark or trade name of the Referenced Party or any of its Affiliates. Each party acknowledges and agrees that all trademarks, service marks, or trade names of the other party or any of its Affiliates, are and shall remain the sole property of the other party.

      n. AAdvantage Miles. AAirpass members will earn AAdvantage Miles (as defined in the AAdvantage Agreement) for AAirpass Carriage and Carrier shall pay for such AAdvantage Miles in accordance with the terms of the AAdvantage Agreement.

Section 3. Confidentiality

      a. Confidential Information. Carrier and American expressly acknowledge and agree that the terms and conditions of this Agreement constitute confidential information of both parties (the "Confidential Information"), whether or not marked or expressly indicated as confidential, and American and Carrier each agrees to keep such information confidential, using the same degree of care with respect to such Confidential Information as it uses in protecting its own proprietary information, trade secrets and similar items, and not to disclose such information to any third party, except as permitted hereby. Notwithstanding the foregoing, Confidential Information shall not include any information which is in the public domain; is placed in the public domain, through no violation of this Agreement; or is lawfully obtained from another source free of restriction.

      b. Use of Confidential Information. Except as expressly provided below, neither party shall sell, transfer, publish, disclose, display or otherwise make available the Confidential Information to any third party (and third parties shall be deemed also to include Affiliates of the party so restricted), except as may be required by Applicable Law (including, without limitation, requirement by oral questions, interrogatories, subpoenas, civil investigative demands or similar processes), in which case the party from whom disclosure is sought (or, if applicable, who is seeking to make disclosure as required by Applicable Law) shall promptly notify the other party and shall provide the other party (if the other party so requests) with a copy of the information proposed to be disclosed and all related descriptions thereof within a reasonable period (which period shall generally be at least five days) in advance of the proposed disclosure. To the extent that the other party objects to disclosure of such Confidential Information, the party from which disclosure is sought (or, if applicable, who is seeking to make disclosure as required by Applicable Law) shall (i) use reasonable and lawful efforts to resist making any disclosure of such Confidential Information, (ii) use reasonable and lawful efforts to limit the amount of such Confidential Information to be disclosed (and, in connection therewith, shall reasonably consider all modifications, deletions and additions to such information, and related descriptions, proposed by the other party), and
(iii) use all reasonable efforts to obtain a protective order or other appropriate relief to minimize the further dissemination of any Confidential Information to be


                                       6                            CONFIDENTIAL
disclosed. In addition, neither party shall disclose the Confidential Information received to any of its directors, officers, employees, Affiliates, or professional advisors (collectively, "Representatives") except on a need-to-know basis for the purposes of implementing and giving effect to this
Agreement: provided, however, that prior to any such disclosure, the party shall inform all such Representatives of the confidential nature of the information, and that it is subject to this non-disclosure obligation, and shall further instruct such Representatives to treat such information confidentially. American and Carrier each agrees to be responsible for any breach of this Section by their respective Representatives.

      c. No Adequate Remedy. Each party acknowledges and agrees that the other party will have no adequate remedy at law if there is a breach or threatened breach of this Section and, accordingly, that such other party shall be entitled to an injunction or other equitable or preventative relief against the allegedly breaching party or its Representatives for such breach or threatened breach. Nothing herein shall be construed as a waiver of any other legal or equitable remedies which may be available to the non-breaching party in the event of a breach or threatened breach of this Section, and the non-breaching party may pursue any other such remedy, including, without limitation, the recovery of damages.

      d. Survival. The provisions of this Section shall survive the execution, expiration or termination of this Agreement and the consummation of the transactions contemplated hereby.

Section 4. Indemnification

      Carrier shall indemnify, defend and hold harmless American, its Affiliates and each of their respective directors, officers, employees and agents (individually, an "American Indemnified Party") from all liabilities, losses, damages, claims, suits, actions, recoveries, awards, judgments or executions of any nature or kind whatsoever (including, without limitation, costs of investigation, litigation costs, court costs, expert witness fees, litigation support services costs, settlement costs and reasonable attorneys' fees) which may be made, asserted, had, brought, or recovered by any third party against an American Indemnified Party by reason of or in any way arising out of (i) travel on Carrier, (ii) use of Carrier's facilities, (iii) Carrier's performance, failure to perform or improper performance of this Agreement, or (iv) any claims or statements made by Carrier in its advertising or promotional activities which are in conflict or inconsistent with the terms of this Agreement.

      American shall indemnify, defend and hold harmless Carrier, its Affiliates and each of their respective directors, officers, employees and agents (individually, a "Carrier Indemnified Party") from all liabilities, losses, damages, claims, suits, actions, recoveries, awards, judgments or executions of any nature or kind whatsoever (including, without limitation, costs of investigation, litigation costs, court costs, expert witness fees, litigation support services costs, settlement costs and reasonable attorneys' fees) which may be made , asserted, had, brought or recovered by any third party against a Carrier Indemnified Party by reason of or in any way arising out of (i) American's performance, failure to perform or improper performance of this Agreement or (ii) any claims or statements made by American in its advertising or promotional activities which are in conflict or inconsistent with the terms of this Agreement.

      If an American Indemnified Party or a Carrier Indemnified Party, as the case may be, seeks indemnification hereunder, it will inform Carrier or American as the case may be, promptly


                                       7                            CONFIDENTIAL
after receipt of notice of any claim with respect to which such indemnity is asserted, in which case, Carrier or American, as the case may be, will assume and shall control the defense or settlement of such claim; provided, however, that counsel selected by Carrier or American as the case may be, shall be reasonably acceptable to American or Carrier, as the case may be. No compromise or settlement of any such claim may be effected by Carrier or American as the case may be, without the prior written consent of the relevant American Indemnified Party or the Carrier Indemnified Party, as the case may be.

      The provisions of this Section shall survive the termination of this Agreement and the performance and completion of the transactions contemplated hereunder.

Section 5. Insurance

      Carrier will carry and maintain in effect, or cause to be carried and maintained in effect, at its own cost and expense, with an established insurer or insurers in the passenger aviation industry, (i) comprehensive airline liability insurance, including but not limited to, aircraft liability, passenger liability, cargo liability and comprehensive general liability insurance, with combined single limits for each and every loss and each aircraft of not less than Two Hundred Fifty Million Dollars ($250,000,000), all such policies of insurance to be of such types, terms and, if applicable, higher amounts, as are customarily carried by prudent major domestic air carriers, similarly situated to Carrier, operating aircraft of similar size on similar schedules and routes, and (ii) all risk hull insurance in an amount at least equal to the current insured value. Each and any policy of insurance carried in accordance with this Section, and each and any policy obtained in substitution or replacement for any of such policies shall (A) designate American and its assigns as an additional insured (but without imposing upon American any obligation imposed upon the insured, including, without limitation, the liability to pay any premiums for any such policies), (B) expressly provide that, in respect of the interests of American and its assigns, the insurance shall not be invalidated as to an insured by any act or omission of Carrier or any other insured and shall insure American its assigns, regardless of any breach or violation by Carrier or any other insured of any warranty, declaration or condition contained in such policies, (C) provide that the insurer(s) waive any and all rights they may or could have against American, (D) provide that the insurer(s) accept and insure the indemnification provision included in this Letter Agreement, and (E) provide that if such insurance is canceled for any reason whatsoever, or is changed in any adverse way with respect to the interests of American or if such insurance is allowed to lapse for non-payment of premium, such cancellation, change or lapse shall not be effective as to American and its assigns, until thirty (30) days (or such lesser period of time as is customarily available at the time in the case of any war risk and allied perils coverage), after notice to American from such insurer or insurers, of such prospective cancellation, change or lapse. Each such liability policy shall be primary without right of contribution from any other insurance which may be carried by American or its assigns, and shall expressly provide that all of the provisions thereof shall operate in the same manner as if there were a separate policy covering each insured.

Section 6. Representations and Warranties

      a. Of Carrier. In order to induce American to enter into this Agreement, Carrier hereby represents and warrants for the benefit of American as follows, which shall be true and correct as of the date hereof and as of each date Carrier provides AAirpass Carriage:


                                       8                            CONFIDENTIAL

      Carrier is a duly incorporated and validly existing corporation, in good standing under the laws of the State of Delaware. The execution and delivery of, and the performance by Carrier of its obligations under this Agreement have been duly authorized by all necessary corporate action, and no other corporate proceedings are necessary in conjunction therewith. This Agreement has been duly executed and delivered by Carrier, and, assuming due authorization, execution and delivery by American, this Agreement constitutes the legal, valid and binding obligation of Carrier, enforceable against Carrier in accordance with the terms and conditions hereof, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally, and the application of general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or law).

      b. Of American. American hereby represents and warrants for the benefit of Carrier as follows, which shall be true and correct as of the date hereof and as of each date Carrier provides AAirpass Carriage:

      American is a duly incorporated and validly existing corporation, in good standing under the laws of the State of Delaware. The execution and delivery of, and the performance by American of its obligations under this Agreement have been duly authorized by all necessary corporate action, and no other corporate proceedings are necessary in conjunction therewith. This Agreement has been duly executed and delivered by American, and, assuming due authorization, execution and delivery by Carrier, this Agreement constitutes the legal, valid and binding obligation of American, enforceable against American in accordance with the terms and conditions hereof, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally, and the application of general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or law).

Section 7. Term

      Unless sooner terminated in accordance with this Agreement, this Agreement shall terminate on March 1, 2000.

Section 8. Default and Termination

      a. Breach.

            i. General. In the event of a breach of any term, representation, or warranty of this Agreement by American or Carrier (other than a breach of a payment obligation under Section 2.m. hereof, the failure to pay any other sums owed hereunder, or any other event separately covered elsewhere in this Section 8), the non-breaching party may terminate this Agreement without further liability on providing at least thirty (30) days prior written notice to the other party, which notice shall describe, with as much particularity as reasonably practicable, the alleged breach. Termination under this Section 8.a.i. shall not be effective, however, if the allegedly breaching party shall, within fifteen (15) days following receipt of such notice, completely cure such breach.

            ii. Payment Obligations. In the event of a breach of a payment obligation under Section 2.m. or the failure to pay any other sums owed hereunder, the non-breaching party may terminate this Agreement without further liability on providing at least


                                       9                            CONFIDENTIAL
      fifteen (15) days prior written notice to the other party, which notice shall describe, with as much particularity as reasonably practicable, the alleged breach and the total sums due and owing. Termination under this
      Section 8.a.ii. shall not be effective, however, if the allegedly breaching party shall, within fifteen (15) days following receipt of such notice, cure the breach by making the full payment described in the notice.

            iii. Cross Defaults: Cross-Termination.

                  (1) If (A) any material breach or default (including, without limitation, the failure to pay any indebtedness or obligations as they become due) occurs under the RDU Sublease or the AAdvantage Agreement, and (B) such breach or default is not cured within the applicable cure period (if any) specified in the relevant agreement or any other cure period which may be permitted or mutually agreed upon by the parties to the agreement, then and in any such event, for a period of thirty (30) days following a party's receipt of notice of such event or at any time thereafter that such breach or default may be continuing, Carrier or American, whichever is the non-breaching party, may elect to terminate this Agreement upon providing at least thirty (30) days prior written notice to the other party.

                  (2) If (A) any breach or default occurs under any other
            agreements (not described in Subsection 8.a.iii.(1) above) under which Carrier may be obligated, directly or indirectly, as borrower, installment purchaser, lessee, sublessee, guarantor or otherwise, and which agreements involve: (y) the borrowing of money or the extension of credit in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, or (z) any lease or sublease of real or personal property pursuant to which Carrier's monetary obligations in the nature of rent or similar obligations exceed either Twenty Thousand Dollars ($20,000) per month in the aggregate or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for the remaining term of the affected lease and/or sublease, (B) such breach or default consists of failure to pay any indebtedness or other obligation when due or if such breach or default permits or causes (or upon notice or lapse of time or both would permit or cause) the acceleration of any indebtedness or other obligation, or the termination of any lease, agreement or commitment to lend, and (C) such breach or default is not cured within the applicable cure period (Ii any) specified in the relevant agreement, then, in any such event and at any time thereafter, American may elect to terminate this Agreement upon providing at least thirty (30) days prior written notice to Carrier.

                  (3) If the AAdvantage Agreement is terminated by either party or expires or terminates for any reason, this Agreement shall automatically terminate without notice or further act of either party effective as of the effective date of termination or expiration of the AAdvantage Agreement.

      b. Standard of Service. Subject to Section 8.f., American may, upon not less than 30 days prior written notice to Carrier, terminate Carrier's right and obligation to provide AAirpass Carriage with respect to any or all Carrier Flights or immediately upon written notice with respect to any Codeshare Flight, if, in American's judgment, the standard of service provided by Carrier


                                      10                            CONFIDENTIAL
or a Codeshare Flight carrier to AAirpass members is materially less than the standard of service provided by American to AAirpass members.

      c. Carrier Assignment to Benefit Creditors. If Carrier either (i) makes an assignment for the benefit of its creditors, (ii) suspends the payment of, admits in writing its inability to pay, or generally fails to pay its debts as they become due, (iii) has suspended its transactions with banks and other financial institutions, (iv) has issued against it any writ, execution, process, or abstract of judgment which may have a Material Adverse Effect on Carrier and which is not dismissed, satisfied or stayed within sixty (60) days, or (v) files a petition for bankruptcy, corporate reorganization, corporate liquidation, arrangement or special liquidation proceedings under any Applicable Law, then American may, at its option, immediately terminate this Agreement upon written notice to Carrier.

      d. American Assignment to Benefit Creditors. If American either (i) makes an assignment for the benefit of its creditors, (ii) suspends the payment of, admits in writing its inability to pay, or generally fails to pay its debts as they become due, (iii) has suspended its transactions with banks and other financial institutions, (iv) has issued against it any writ, execution, process, or abstract of judgment which may have a Material Adverse Effect on American and which is not dismissed, satisfied or stayed within sixty (60) days, or (v) files a petition for bankruptcy, corporate reorganization, corporate liquidation, arrangement or special liquidation proceedings under any Applicable Law, then Carrier may, at its option, immediately terminate this Agreement upon written notice to American.

      e. Bankruptcy Petition. In the event (i) either party petitions for or is granted relief under Title 11 of the United States Code (the "Bankruptcy Code") or files a petition or initiates analogous proceedings under any similar Applicable Law, (ii) an involuntary bankruptcy petition is commenced or any comparable proceeding initiated against either party under the Bankruptcy Code or any Applicable Law, or (iii) either party exercises its rights under or is made subject to any federal, state or other bankruptcy, reorganization, insolvency or analogous laws of any applicable jurisdiction, and if this Agreement has not otherwise terminated, then the other party may suspend all further performance of this Agreement until such party assumes or rejects this Agreement pursuant to Section 365 of the Bankruptcy Code or any successor statute, or otherwise acknowledges its obligations under this Agreement under any similar (or successor) provision of Applicable Law. Any such suspension of further performance by the other party pending assumption, rejection, or other acknowledgment shall not be deemed a breach of this Agreement and shall not affect the other party's right to pursue or enforce any of its rights under this Agreement or otherwise.

      f. Effect. On and after expiration or termination for any reason of this Agreement, Carrier shall, upon request of American in writing, subject to and in accordance with the terms of this Agreement, honor any one or more AAirpass Carriage reservations made on or prior to the date of expiration or termination of this Agreement.

Section 9. Notices

      All notices, invoices and other communications required or permitted to be given hereunder by one party to the other shall be in writing, and shall be considered as properly given if addressed as provided below and either (i) delivered in person; (ii) sent by a commercial


                                      11                            CONFIDENTIAL
express or overnight courier delivery service which provides a signed acknowledgment of receipt; (iii) deposited in the U.S. mail, certified or registered first-class mail, postage prepaid, return receipt requested (provided, however, that any invoice may be sent by first-class mail alone); or
(iv) transmitted by facsimile (upon receipt by sender thereof of evidence that a complete transmission of such copy was made to the recipient thereof) and, if sent by facsimile, confirmed by (a) telephone call contemporaneously made to the person entitled to receive such notice or to such person's secretary, or (b) dispatching a hard copy of such notice by first-class U.S. mail, postage prepaid, or any of the methods set forth in (i), (ii) or (iii) above. Unless otherwise expressly set forth in this Agreement, all notices shall be effective upon receipt. For the purposes of notice, the addresses of the parties shall be as follows; provided, however, that either party shall have the right to change its address for notice hereunder by giving at least thirty (30) days prior written notice to the other party in the manner set forth above.

      By Mail & By Hand:  Midway Airlines Corporation
                          300 W. Morgan Street, 12th Floor
                          Durham, North Carolina 27701

                          Attention:  President

                          Phone:     (919) 956-4800
                          Facsimile: (919) 956-7568

      With a copy to:     Jonathan S. Waller
                          Senior V.P. & General Counsel
                          300 West Morgan Street, Suite 1200
                          Durham, North Carolina 27701

                          Phone:     (919) 956-4810
                          Facsimile: (919) 956-7568

      By Mail:            American Airlines, Inc.
                          Managing Director - Marketing Programs
                          P.O. Box 619616, MD 5321
                          Dallas/Ft. Worth Airport, Texas 75261-9616

      By Hand:            4333 Amon Carter Boulevard, MD 5321
                          Fort Worth, Texas 76155

                          Phone:     (817) 967-2777
                          Facsimile: (817) 967-3037

Section 10. Governing Law

      a. Choice of Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of law principles.


                                      12                            CONFIDENTIAL

      b. Jurisdiction. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Texas and, if such court does not have jurisdiction, of the courts of the State of Texas in Tarrant County for the purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof brought by any other party. American and Carrier each agrees that neither of them will bring any suit, action or other proceeding arising out of this Agreement, the subject matter hereof, or any of the transactions described herein, in any jurisdiction other than the jurisdiction described above.

      c. Waiver of Defenses. To the extent permitted by Applicable Law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim (i) that it is not personally subject to the jurisdiction of the above-named courts, (ii) that the suit, action or proceeding is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper, or (v) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

      d. Service of Process. Each party agrees that, even if at any time during the term of this Agreement Carrier is not qualified to do business as a foreign corporation in the State of Texas, Carrier shall and does hereby irrevocably designate and appoint the Secretary of State of the State of Texas as its agent for service of process in any action, suit or proceeding with respect to any matter as to which it submits to jurisdiction as set forth above, it being agreed that any method of service upon such agent, with a copy sent to Carrier in the manner set forth in Section 9 above, shall constitute valid service upon Carrier. American designates CT Corporation as its agent for service of process in Texas. American and Carrier each agrees that the submission to jurisdiction and designation of an agent for service of process set forth above is made for the express benefit of the other party and is effective solely for purposes of this Agreement.

      e. Enforcement of Judgment. Final judgment against a party hereto in any suit in any court of competent jurisdiction shall be conclusive, and may be enforced in other jurisdictions, to the extent permitted by Applicable Law, by suit on the judgment, a certified and true copy of which, to the extent permitted by Applicable Law, shall be conclusive evidence of the fact and the amount of any indebtedness or liability of the party therein described.

      f. Waiver of Immunity. To the extent that any party or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise, from any legal action, suit, arbitration or other proceeding, from setoff or counterclaim, from the jurisdiction of any competent court (including the courts referred to above), from service of process, from attachment prior to judgment, from attachment in aid of execution, from execution prior to judgment, from judgment, from jurisdiction, or from other legal process in any jurisdiction, that party for itself and its property does hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement or the subject matter hereof. Such waiver and agreement regarding immunity shall be irrevocable and not subject to withdrawal in any and all jurisdictions including under the Foreign Sovereign Immunities Act of 1976 of the United States of America.


                                      13                            CONFIDENTIAL

Section 11. Miscellaneous.

      a. Assignment. Neither party may assign or otherwise convey this Agreement, or any of such party's rights under this Agreement, or delegate any of its duties hereunder, without the prior written consent of the other party. Any attempted assignment or delegation which violates the terms of this Section 10.a. shall be null and void.

      b. No Waiver. No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof or be construed as a waiver or relinquishment for the future of such right, remedy, power or privilege; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver by any party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by an officer of the waiving party.

      c. Construction. The captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement or any of the provisions hereto. This Agreement is the product of negotiations between Carrier and American, and no provision shall be construed for or against any party by reason of ambiguity in language, rules of construction against the draftsman, or similar doctrine.

      d. Force Majeure. Except with respect to the performance of a party's payment obligations under this Agreement, neither party shall be liable for a delay or failure in its performance hereunder to the extent that such delay or failure of performance is caused by any act of God, war, strike, natural disaster, lockout, labor dispute, work stoppage, fire, act of government, or any other cause, whether similar or dissimilar, beyond the control of that party.

      e. Independent Contractor. Each of Carrier and American is an independent contractor. Nothing in this Agreement is intended or shall be construed to create or establish any agency, partnership, joint venture or fiduciary relationship between the parties. Neither Carrier nor any of its Affiliates has any authority to act for or to incur any obligations on behalf of or in the name of American or any of its Affiliates.

      f. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of each party hereto.

      g. Entire Agreement. This Agreement (including any attachments hereto) constitutes the entire agreement between the parties relating to the subject matter hereof, and, as of the date first written above, terminates and supersedes all prior or contemporaneous agreements, discussions, undertakings, and understandings, whether written or oral, express or implied relating to such subject matter. This Agreement may not be amended or modified except in writing signed by an authorized officer of each party hereto.


                                      14                            CONFIDENTIAL

      h. No Third Party Beneficiaries. All rights, remedies and obligations of the parties under this Agreement shall accrue or apply solely to the parties hereto or their permitted successors or assigns and there is no intent to benefit any third parties.

      i. Time. Time is of the essence with respect to the performance of the material provisions hereunder.

      j. Further Assurances. Each party hereto shall do and perform such further acts and execute and deliver such further instruments as may be required by Applicable Law or reasonably requested by the other party to carry out and effectuate this Agreement and the transactions contemplated hereunder.

      k. Severability. If any clause, sentence, paragraph or part of this Agreement, or the application thereof to any Person, shall for any reason be adjudged by a court of competent jurisdiction to be invalid, or determined to be in violation or contravention of any applicable statutory legislation, then such clause, sentence, paragraph or part of this Agreement shall be deemed to be automatically amended only to the extent necessary to bring this Agreement within said judgment or determination, as applicable, effective as of the date thereof, and such judgment or determination shall not affect the remainder of this Agreement which shall continue in full force and effect.

      l. Taxes. Carrier shall be responsible for, and shall indemnify and reimburse American for, all present and future taxes (if any) imposed, assessed, levied or collected on or in respect of AAirpass Carriage and this Agreement or any payments made hereunder (including, without limitation, all excise, sales, use, and value added taxes), excluding, however, any U.S. taxes imposed on or measured by the net income of American. Such indemnification (if any) shall be made by Carrier on an after-tax basis, taking into account any income taxes, including U.S. federal and state taxes, imposed on the amount paid as the indemnity. Carrier's obligations pursuant to this Section shall survive the execution, expiration or termination of this Agreement and the consummation of the transactions contemplated hereunder.

      m. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Confirmation of the execution of this Agreement by a telefax of a facsimile signature page or pages executed by Carrier and American shall be binding upon the parties hereto.

      n. Exclusion of Consequential Damages. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 4 ABOVE (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ARISING THEREUNDER OR IN CONNECTION THEREWITH) WHICH SHALL NOT BE LIMITED BY ANY PROVISION OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, ARISING FROM ANY PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE EXISTENCE OF SUCH DAMAGES, AND EACH PARTY HEREBY RELEASES AND WAIVES ANY CLAIMS AGAINST THE OTHER PARTY FOR SUCH DAMAGES.


                                      15                            CONFIDENTIAL

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March 2, 1995.



MIDWAY AIRLINES CORPORATION            AMERICAN AIRLINES, INC.



By: /s/ J. S. Waller                   By: /s/ Michael K. Pettis

Name: JONATHAN S. WALLER               Name: MICHAEL K. PETTIS

Title: SENIOR VICE PRESIDENT           Title:  AAIRPASS SALES MANAGER
       GENERAL COUNSEL


                                      16                            CONFIDENTIAL

                       ATTACHMENT A TO AAIRPASS AGREEMENT


{***} (2 pages omitted)

                                      A-1                           CONFIDENTIAL

                                    EXHIBIT F
                           FIRST AMENDMENT TO AAIRPASS
                                    AGREEMENT

      This First Amendment to AAirpass Agreement ("First Amendment"), dated as of February 10, 1997, by and between American Airlines, Inc. ("American") and Midway Airlines Corporation ("Carrier").

      WHEREAS, American and Carrier have entered into an AAirpass Agreement (the "Agreement") dated as of the March 2, 1995, pursuant to which American has granted Carrier the right to carry AAirpass members and their companions on Carrier Flights in accordance with the terms of the Agreement; and

      WHEREAS, concurrently herewith, American and Carrier are entering into a certain Letter Agreement providing the terms and conditions under which American has agreed to participate in a financial restructuring of Carrier; and

      WHEREAS, in connection with such restructuring, Carrier has requested and American has agreed to make certain amendments to the Agreement, subject to the terms and conditions set forth in this First Amendment.

      NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, American and Carrier agree to amend the Agreement as follows:

1.    Section 7 is amended in its entirety to read as follows:

      "Unless sooner terminated in accordance with this Agreement, this Agreement shall terminate on April 30, 2001."

2. This First Amendment together with the Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements or understandings, whether written or oral, if any, concerning the subject matter. All defined terms used herein without definition shall have the meanings set forth in the Agreement. As modified hereby, the Agreement is ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed and delivered as of the date and year first above written.

MIDWAY AIRLINES CORPORATION            AMERICAN AIRLINES, INC.


By: /s/ J. S. Waller                   By: /s/ Andrew A. Cuomo
    -------------------------              --------------------------------
    Jonathan S. Waller                     Andrew A. Cuomo
                                           Managing Director
Its: Senior Vice President                 Airline Management Services, Inc.